PRICING SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To MTN Prospectus Supplement, general Prospectus Supplement and Prospectus dated March 31, 2006)	Registration No. 333-132911
Pricing Supplement Number:	2541

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C Due Nine Months or More from Date of Issue

Fixed Rate Notes

Principal Amount:	$20,000,000

Issue Price:	The Notes will be offered at varying prices related to prevailing market prices.

Denominations:	$1,000 and integral multiples thereof

Purchase Price
to Underwriter:	100%

CUSIP Number:	59018YXM8

Interest Rate:	6.94%, calculated on the basis of a 360 day year of twelve 30 day months (unadjusted).

Original Issue Date:	June 16, 2006

Stated Maturity Date:	June 16, 2036

Interest Payment Dates:	June 16 and December 16 of each year, commencing December 16, 2006 subject to the following Business Day convention.

Repayment at the Option
of the Holder:	The Notes cannot be repaid at the option of the holder prior to the Stated Maturity Date.

Redemption at the Option
of the Company:	On and after June 16, 2008, the Notes will be subject to redemption at the option of Merrill Lynch
& Co., Inc. (the "Company") in whole, but not in part, on each Interest Payment Date upon 5 business days' notice at a price equal to 100% of the principal amount per Note plus accrued and unpaid interest.

Form:	The Notes will be issued in fully registered book-entry form. As described in the accompanying general prospectus supplement, upon issuance, all of the Notes will be represented by one or more fully registered global Notes. Each global Note will be deposited with, or on behalf of, The Depository
Trust Company, otherwise known as DTC, or any successor to it (the “depository”), as depositary, and registered in the name of Cede & Co., DTC’s partnership nominee.

Investors may elect to hold interests in the global Notes through either the depository, in the United
States, or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), or Euroclear
Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in these systems, or indirectly through organizations which are participants in these systems.

Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’
securities accounts in the depositaries’ names on the books of the depository.
At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and
JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).
Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below or in the accompanying prospectus supplement, the global securities may be transferred, in whole but not in part, only to another nominee of the depositary or to a successor of the depository or its nominee.

Trustee:	JPMorgan Chase Bank, N.A.

Underwriter:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”)

Risk Factor:	The Company may redeem the Notes on any Interest Payment Date on or after June 16, 2008 upon 5 business days’ notice. In the event that the Company redeems the Notes prior to the Stated
Maturity Date, investors will receive only the principal amount of the Notes plus accrued and unpaid interest to but excluding the early redemption date, and investors will not receive the benefit of any future interest payments. The Notes are less likely to become subject to early redemption during periods when interest is accruing on the Notes at a rate below prevailing interest rates, and more likely to become subject to early redemption during periods when interest is accruing on the Notes at a rate above prevailing interest rates.

Business Day:	Any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Dated:	June 1, 2006